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                                                                   Exhibit 10.22

Tuesday, April 02, 1996




Scott Schwisow

Dear Scott:

Portable Software Corporation (the "Company" or "Portable") is pleased to offer you a position as Systems Integration Manager at a salary, payable semi-monthly, which is equivalent to a monthly salary of Seven Thousand Nine Hundred Sixteen Dollars and Sixty Seven Cents ($7916.67). You will be entitled to the benefits that the Company makes available to employees in positions comparable to yours and it will be recommended to the Board of Directors that you be granted an option for the purchase of Twenty Five Thousand (25,000) shares of Common Stock. This option will vest with respect to one fourth (25%) of the shares after one year, with the balance vesting in equal monthly increments over the succeeding three years.

The Company asks that you complete the enclosed "Employee Confidential Information and Inventions Agreements" prior to commencing employment. In part, this Agreement requests that a departing employee refrain from using or disclosing the Company's Confidential Information (as defined in the Agreement) in any manner which might be detrimental to or conflict with the business interests of Portable or its employees. This agreement does not prevent a former employee from using his or her general knowledge and experience, no matter when or how gained, in any new field or position. If you should have any questions about the "Employee Confidential Information and Inventions Agreements", please call me.

We hope that you and Portable Software Corporation will find mutual satisfaction with your employment. All of us at Portable are very excited about your joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right.

We both agree that any dispute arising with respect to your employment, shall be conclusively settled by arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association (AAA) at the AAA office in Seattle, Washington.

This letter and the "Employee Confidential Information and Inventions Agreements" contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees.

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It is anticipated that your start date will be on or before April 22, 1996. This offer will expire at 5:00 PM on Thursday, April 4, 1996. Should you have any questions with regard to any of the items indicated above, please feel free to call me.

Very Truly Yours,
/s/ Sterling Wilson

Sterling Wilson
CFO and Vice President of Operations


ACCEPTED BY

/s/ Scott Schwisow
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Scott Schwisow


4/3/96
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Date Accepted

Week of  4/15 - Date TBD
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Start Date

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